SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report: February 27, 2013

(Date of earliest event reported)

LOGITECH INTERNATIONAL S.A.

(Exact name of registrant as specified in its charter)

Commission File Number: 0-29174

Canton of Vaud, Switzerland	None
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Logitech International S.A.

Apples, Switzerland

c/o Logitech Inc.

7600 Gateway Boulevard

Newark, California 94560

(Address of principal executive offices and zip code)

(510) 795-8500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities

On February 27, 2013, the board of directors of Logitech International S.A. (“Logitech” or the “Company”) approved a workforce reduction expected to result in a reduction of approximately $16 million to $18 million in annual operating expenses starting in Fiscal Year 2014. The workforce reduction is related to the organizational alignment to the strategic priorities of increasing focus on mobility products, improving profitability in PC-related products and enhancing global operational efficiencies announced during the Company’s report of Fiscal Year 2013 third quarter financial results on January 24, 2013.

Logitech expects that it will incur a pre-tax, cash charge in connection with the workforce reduction of approximately $12 million to $14 million in the fourth quarter of Fiscal Year 2013. The charge is expected to consist primarily of severance and other one-time termination benefits.

The foregoing contains forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the timing and elements of the workforce reduction, the timing and form of related charges, the expected annual operating expense reduction and Logitech’s ability to achieve improved performance, efficiencies and profitability. Statements regarding future events are based on Logitech’s current expectations and are subject to associated risks and uncertainties related to the completion of the workforce reduction in the manner anticipated by Logitech. These forward-looking statements may differ materially from actual future events or results due to a variety of factors, including: Logitech’s ability to implement the workforce reductions in various geographies; possible changes in the size or timing of the workforce reduction or the expected related costs and charges; and risks associated with Logitech’s ability to achieve planned expense reductions and improved performance, efficiencies and profitability. Please see the “Risk Factors” section of Logitech’s filings with the Securities and Exchange Commission, including its most recent quarterly report on Form 10-Q, for other factors that could cause Logitech’s results to vary from expectations. Logitech undertakes no obligation to revise or update publicly any forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned, thereunto duly authorized.

Logitech International S.A.

/s/ Erik K. Bardman

Erik K. Bardman
Senior Vice President,
Finance and Chief Financial Officer

February 28, 2013